Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-67257, 333-35229-99, 333-00829, 333-19445, 333-42133, 333-128260, 333-130047, 333-143716, 333-149396, 333-149537, and 333-151607) of Ingersoll-Rand Public Limited Company of our report dated February 14, 2008, with respect to the consolidated financial statements of Trane Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in the Current Report on Form 8-K/A of Ingersoll-Rand Company Limited filed with the Securities and Exchange Commission on August 11, 2008.

/s/ Ernst & Young LLP

New York, New York

June 30, 2009